ACTION BY AUTHORIZED OFFICER UNDER THE AMENDED AND RESTATED
KELLANOVA 2002 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Kellanova, a Delaware corporation (the “Company”), maintains the Amended and Restated Kellanova 2002 Employee Stock Purchase Plan (as it may be amended from time to time, the “Plan”), and any capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Plan;

WHEREAS, the Committee previously amended the Plan, effective as of April 27, 2023, to permit the Chief Executive Officer of the Company, the Chief Human Resources Officer of the Company, or any other person as may be designated by the Chief Executive Officer of the Company (each, an “Authorized Officer”) to, at any time, or from time to time, amend or modify the Plan, subject to the limitations set forth in the Plan; and

WHEREAS, the Chief Human Resources Officer of the Company (the “CHRO”), in the CHRO’s capacity as an Authorized Officer under the Plan, desires to amend the Plan pursuant to the terms and conditions set forth in this amendment (this “Amendment”).

NOW, THEREFORE, the CHRO, in the CHRO’s capacity as an Authorized Officer under the Plan, hereby amends the Plan, as follows:

1.Section 5 of the Plan is hereby deleted in its entirety and replaced with the following, effective retroactively as of January 1, 2024:

“Payroll Deductions; 423 Component Limitation on Purchase of Stock. An Eligible Employee may participate in the 423 Component of the Plan only through payroll deductions. After-tax payroll deductions shall be made from the Compensation paid to each Participant for each Purchase Period in such whole percentage from 1% to 10%, as the Participant shall authorize in his or her election form. Notwithstanding any provisions to the contrary in the Plan, in the case of the Non-423 Component, the Plan Administrator may allow Eligible Employees to participate in the Plan via cash, check or other means instead of payroll deductions if payroll deductions are not permitted under Applicable Law. Notwithstanding the foregoing or any provisions to the contrary in the Plan, an Eligible Employee may be granted rights under the 423 Component of the Plan only if such rights, together with any other rights granted to such Eligible Employee under any “employee stock purchase plans” of the Company or any of its parents or subsidiaries, as specified by Section 423(b)(8) of the Code, do not permit such Eligible Employee’s rights to purchase stock of the Company or any of its parents or subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined as of the applicable Offering Date) for each calendar year in which such rights are outstanding at any time. For the avoidance of doubt, the foregoing limitation shall (a) only apply to Eligible Employees who participate in the 423 Component of the Plan, (b) not apply to any Eligible Employees who participate in the Non-423 Component of the Plan, and (c) be applied in accordance with Section 423(b)(8) of the Code.”

2.This Amendment is to be read and construed with the Plan as constituting one and the same agreement. Except as specifically modified herein, the Plan shall continue in full force and effect in accordance with all of the terms and conditions thereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date indicated below.

KELLANOVA:

By: /s/ Melissa Howell
Melissa Howell
Chief Human Resources Officer
Date: 7/31/2024

[Signature Page to this Amendment to the Amended and Restated Kellanova 2002 Employee Stock Purchase Plan]